Exhibit 2.0

AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of April 18, 2002, by and among Access National Corporation, a proposed bank holding company organized under the laws of Virginia, with its principal office in Chantilly, Virginia (the “Holding Company”), and Access National Bank, a national bank, with its main office in Chantilly, Virginia (the “Bank”).

WITNESSETH:

     WHEREAS, the respective Boards of Directors of the Holding Company and the Bank have previously resolved that the reorganization of the Bank under a holding company structure pursuant to a statutory share exchange transaction under the Virginia Stock Corporation Act (the “Share Exchange”) so that the Bank will become a wholly-owned subsidiary of the Holding Company, is in the respective best interests of the constituent corporations and their shareholders; and,

     WHEREAS, each Board has approved this Agreement and Plan of Reorganization.

     NOW THEREFORE, in consideration of the mutual agreements set forth herein, the constituent corporations agree as follows:

     1.     The Share Exchange. At the Effective Date, the Bank shall become a banking subsidiary of the Holding Company pursuant to the Plan of Share Exchange attached hereto as Appendix A. The Share Exchange and the reorganization shall be effective on the date shown on the Certificate of Share Exchange issued by the State Corporation Commission of Virginia, effectuating the reorganization (the “Effective Date”).

     2.     Name; Articles of Incorporation; Bylaws; Offices. At the Effective Date, the name, articles of incorporation and bylaws of the Bank will not change. The main office and branches of the Bank immediately prior to the Share Exchange shall not change as a result of the Share Exchange. At the Effective Date, the articles of incorporation of the Holding Company will be in the form attached hereto as Appendix B.

     3.     Conversion of Shares. Upon, and by reason of, the Share Exchange becoming effective, shares of the Bank shall be converted into shares of the Holding Company pursuant to Article 3 of the Plan of Share Exchange.

     4.     Board of Directors; Officers.

     (a)  At the Effective Date, the boards of directors of the Bank and the Holding Company shall continue to serve as the directors of the Bank and the Holding Company, respectively, except as otherwise determined in the discretion of the Boards prior to the Effective Date, until the next annual meeting or until such time as their successors have been elected and qualified.

     (b) At the Effective Date, the respective officers of the Bank and the Holding Company shall continue to serve in their then current positions until such time as their successors have been elected or appointed.

     5.     Rights of Dissenting Shareholders. Shareholders of the Bank who dissent from the Share Exchange will be entitled to the dissenters’ rights and remedies set forth in the provisions of 12 U.S.C. Section 215a.

     6.     Conditions to the Share Exchange. Consummation of the Share Exchange is conditioned upon (i) the approval of this Agreement by the affirmative vote of the shareholders owning more than two-thirds of the outstanding shares of common stock of the Bank at a meeting to be held on the call of its board of directors, (ii) the receipt of all required regulatory approvals, and (iii) the receipt of an opinion of counsel as to the tax-free nature of the share exchange transaction.

     7.     Termination. This Agreement may be terminated by the unilateral action of either of the boards of directors of the Bank or the Holding Company prior to the approval of this Agreement by the Bank’s shareholders or by the mutual consent of the respective boards of directors of the Bank and the Holding Company after the Bank’s shareholders approve the transaction. Upon termination for any reason, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of the Bank or the Holding Company or any of their directors, officers, employees, agents or shareholders.

     WITNESS, the following signatures and seals for the parties, each hereunto set by its President and attested by its Cashier or Secretary, pursuant to duly authorized resolutions of its board of Directors.

ATTEST:		ACCESS NATIONAL CORPORATION

By: /s/ Sheila Linton	By:	/s/ Michael W. Clarke Michael W. Clarke President and Chief Executive Officer

ATTEST:		ACCESS NATIONAL BANK

By: /s/ Sheila Linton	By:	/s/ Michael W. Clarke Michael W. Clarke President and Chief Executive Officer

Appendix A

PLAN OF SHARE EXCHANGE
BETWEEN
ACCESS NATIONAL BANK
AND
ACCESS NATIONAL CORPORATION

ARTICLE 1
THE PARTIES TO THE SHARE EXCHANGE AND EFFECTIVE DATE

     1.1 The Parties to the Share Exchange. The name of the party whose shares are being acquired in the Share Exchange (as defined in section 2.1 below) is the Access National Bank (the “Bank”). The name of the party acquiring the shares of Access National Bank in the Share Exchange is Access National Corporation, a Virginia corporation (the “Holding Company”).

     1.2 Effective Date. The effective date (the “Effective Date”) of the Share Exchange shall be the date shown on the Certificate of Share Exchange issued by the State Corporation Commission of Virginia, effectuating the Share Exchange.

ARTICLE 2
TERMS AND CONDITIONS OF THE SHARE EXCHANGE

     2.1 The Share Exchange. At the Effective Date, the Bank shall become a wholly owned subsidiary of the Holding Company through the exchange of the outstanding shares of common stock of the Bank for shares of the common stock of the Holding Company (the “Share Exchange”). The Share Exchange shall be effected in accordance with Section 3.1 of this Plan of Share Exchange and pursuant to Section 13.1-717 of the Virginia Stock Corporation Act and the National Banking Act.

     2.2 Effect of Share Exchange. At the Effective Date, the Share Exchange shall have the effect as provide in Section 13.1-721 of the Virginia Stock Corporation Act and the National Banking Act.

     2.3 No Change of Control. This Plan of Share Exchange shall not constitute a change of control for purposes of any Bank Options (as defined below) granted by the Bank under the Bank Stock Option Plan (as defined below).

ARTICLE 3
MANNER OF EXCHANGING SHARES

     3.1 Exchange of Shares. Upon the Effective Date shares of Holding Company common stock shall be issued and allocated as follows:

     (a)  Each of the issued and outstanding shares of common stock of the Bank (“Bank Common Stock”) shall be automatically exchanged for one share of common stock of the Holding Company (“Holding Company Common Stock”). Outstanding certificates representing shares of Bank Common Stock will thereafter represent an equal number of shares of Holding Company Common Stock. As soon a practicable thereafter, the Holding Company will issue new stock certificates representing the additional shares of Holding Company Common Stock received in the Share Exchange. Each holder of Bank Common Stock, upon the surrender of his Bank stock certificates to the Holding Company duly endorsed for transfer, will be entitled to receive in exchange therefor a certificate or certificates representing an equivalent number of shares of Holding Company Common Stock, but shareholders will not be required to surrender their Bank stock certificates.

     (b)  Shares of Bank Common Stock issued and outstanding shall, by virtue of the Share Exchange, continue to be issued and outstanding shares and shall be denoted on the books and records of the Bank as held of record by the Holding Company.

     3.2 Conversion of Stock Options.

     (a)  On the Effective Date, all rights with respect to Bank Common Stock pursuant to stock options (“Bank Options”) granted by the Bank under the Bank’s 1999 Stock Option Plan (the “Bank Stock Option Plan”) which are outstanding on the Effective Date, whether or not they are exercisable, shall be converted into and become rights with respect to Holding Company Common Stock, and the Holding Company shall assume each Bank Option in accordance with the terms of the Bank Stock Option Plan under which it was issued and the stock option agreement by which it is evidenced.

     (b)  From the Effective Date forward,

     (i)  each Bank Option assumed by the Holding Company may be exercised solely for shares of Holding Company Common Stock, and

     (ii)  the number of shares of Holding Company Common Stock subject to each Bank Company Option shall be equal to the number of shares of Bank Common Stock subject to such option immediately prior to the Effective Date and

     (iii)  the per share exercise price under each such Bank Option shall be the per share exercise price under each such option prior to the Effective Date and

     (iv)  the terms and conditions of the Bank Stock Option Plan shall be converted into and deemed to be the terms and conditions of the outstanding Holding Company Stock Option Plan which shall be effective on and continue after the Effective Date.

     3.4 Conversion of Warrants.

     (a)  On the Effective Date, all rights with respect to Bank Common Stock pursuant to warrants granted by the Bank (“Bank Warrants”) which are outstanding on the Effective Date, whether or not they are exercisable, shall be converted into and become rights with respect to Holding Company Common Stock (“Holding Company Warrants”), and the Holding Company shall assume each Bank Warrant in accordance with the terms and conditions of the Bank Warrant as issued and the warrant agreement by which it is evidenced.

     (b) From the Effective Date forward,

     (i)  each Bank Warrant assumed by the Holding Company shall be a Holding Company Warrant exercisable solely for shares of Holding Company Common Stock, and

     (ii)  the number of shares of Holding Company Common Stock subject to each Holding Company Warrant shall be equal to the number of shares of Bank Common Stock subject to such warrant immediately prior to the Effective Date and

     (iii)  the terms and conditions, including the warrant exercise price, of each Bank Warrant prior to the Effective Date shall be the terms and conditions, including the warrant exercise price, of each Holding Company Warrant immediately after the Effective Date.

Appendix B

ARTICLES OF INCORPORATION
OF
ACCESS NATIONAL CORPORATION

I. NAME

     The name of the Corporation is Access National Corporation.

II. PURPOSE

     The purpose for which the Corporation is organized is to act as a bank holding company and to transact any and all lawful business, not required to be specifically stated in the Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act.

III. CAPITAL STOCK

     Section 1. The Corporation shall have authority to issue ten million (10,000,000) shares of common stock, par value $5.00 per share.

     Section 2. Subject to the applicable provisions of law, the holders of common stock at the time outstanding shall be entitled to receive such dividends at such times and in such amounts as the Board of Directors may deem advisable.

     Section 3. In the event of any liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, after the payment or provision for payment in full for all debts and other liabilities of the Corporation, the remaining net assets of the Corporation shall be distributed ratably among the holders of the shares at the time outstanding of common stock.

     Section 4. The holders of common stock shall be entitled to one vote per share on all matters as to which a stockholder vote is taken.

IV. NO PREEMPTIVE RIGHTS

     No holder of capital stock of the Corporation of any class shall have any preemptive right to purchase or subscribe to (i) any shares of capital stock of the Corporation, (ii) any securities convertible into such shares or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

V. DIRECTORS

     Section 1. The Board of Directors shall consist of such a number of individuals as may be fixed or provided for in the Bylaws of the Corporation.

     Section 2. The Board of Directors shall be divided into three classes, Class I, Class II, and Class III as nearly equal in number as possible. The classification of directors of this Corporation shall be implemented as follows: directors of the first class (Class I) shall be elected to hold office for a term expiring at the 2003 annual meeting of the shareholders; directors of the second class (Class II) shall be elected for a term expiring at the 2004 annual meeting of the shareholders; and directors of the third class (Class III) shall be elected to hold office for a term expiring at the 2005 annual meeting of shareholders. The successors to the class of directors whose terms expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of shareholders when directors are elected and qualified. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be apportioned among the classes by the Board of Directors as to make all classes as nearly equal in number as possible. The Board of Directors shall be divided initially into the following classes:

Class I	Class II	Class III
Serving until 2003	Serving until 2004	Serving until 2005

Michael W. Clarke	Robert C. Shoemaker	Jacques Rebibo
James L. Jadlos	Thomas M. Kody	John W. Edgemond
J. Randolph Babbitt

     Section 3. Directors of the Corporation may be removed with cause upon the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

     Section 4. If the office of any director shall become vacant, the directors at the time in office, whether or not a quorum, may, by majority vote of the directors then in office, choose a successor who shall hold office until the next annual meeting of stockholders. In such event, the successor elected by the stockholders at that annual meeting shall hold office for a term that shall coincide with the remaining term of the class of directors to which that person has been elected. Vacancies resulting from the increase in the number of directors shall be filled in the same manner.

VI. LIMIT ON LIABILITY AND INDEMNIFICATION

     Section 1. To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages.

     Section 2. To the full extent permitted and in the manner prescribed by the Virginia Stock Corporation Act, the Corporation shall indemnify each director or officer of the Corporation against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, except in relation to matters as to which he shall have been finally adjudged liable by reason of his willful misconduct or a knowing violation of criminal law in the performance of his duty as such director or officer. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

     Section 3. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in Section 2 of this Article against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been an employee, agent or consultant of the Corporation, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, to the same extent as if such person were specified as one to whom indemnification is granted in Section 2 of this Article.

     Section 4. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee, agent or consultant of the Corporation against any liability asserted against or incurred by any such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

     Section 5. In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Sections 2 or 3 of this Article VI shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

     Section 6. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act occurring before the adoption of such amendment, modification or repeal.

     Section 7. Every reference herein to director, officer, employee, agent or consultant shall include (i) every director, officer, employee, agent, or consultant of the Corporation or any corporation the majority of the voting stock of which is owned directly or indirectly by the Corporation, (ii) every former director, officer, employee, agent, or consultant of the Corporation, (iii) every person who may have served at the request of or on behalf of the Corporation as a director, officer, employee, agent, consultant or trustee of another corporation, partnership, joint venture, trust or other entity, and (iv) in all of such cases, his executors and administrators.

VII. INITIAL REGISTERED OFFICE AND AGENT

     The post office address of the initial registered office is 23rd Floor, 1111 E. Main Street, Post Office Box 1122, Richmond, Virginia, 23218-1122. The name of the City in which the initial registered office is located is Richmond. The name of the initial registered agent is Jacob A. Lutz III, whose business office is the same as the registered office and who is a resident of Virginia and a member of the Virginia State Bar.

DATED: April 17, 2002

/s/ Jacob A. Lutz III Jacob A. Lutz III